Exhibit 97.1

COMPENSATION RECOUPMENT POLICY

TNL MEDIAGENE

Effective: December 5, 2024

In the event of any required accounting restatement of the financial statements of TNL Mediagene (the “Company”) due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall recover reasonably promptly from any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 5608 of the Nasdaq listing rules, of the Company (each, a “Covered Person”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below).1 This Compensation Recoupment Policy was adopted by a resolution of the board of directors of the Company (the “Board”) dated November 25, 2024 and is effective as of December 4, 2024 (the “Effective Date”).

The amount of Incentive-Based Compensation (as defined below) that must be recovered from a Covered Person pursuant to the immediately preceding paragraph is the amount of “Recoverable Incentive-Based Compensation” (as defined below) received by a Covered Person that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For Recoverable Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the Nasdaq Stock Market LLC (“Nasdaq”).2 For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive- Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

[1]	The triggering event for recovery under a recoupment policy that complies with Rule 10D-1(b)(1) and Rule 5608(b)(1) must be a restatement of the Company’s financial statements (including both a “Big R” restatement and a “little r” restatement), without regard to any fault on the part of the Covered Person.

[2]	Rule 10D-1(b)(1)(iii)(A)-(B) and Rule 5608(b)(1)(iii) specify that the amount of recovery equals the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. In accordance with these requirements, the amount of recovery must be computed without regard to any taxes paid. The requirements specify that for incentive-based compensation based on stock price or total shareholder return (where the amount is not subject to mathematical recalculation directly from the information in an accounting restatement): (i) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the company must maintain documentation of the determination of the reasonable estimate and provide such documentation to Nasdaq.

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.3

For purposes of this Policy, “Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date of this Policy set forth above by a Covered Person: (i) after beginning service as an executive officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.4 For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.5

[3]	Rule 10D-1(d) and Rule 5608(d) define incentive-based compensation and financial reporting measures as follows: (i) “incentive-based compensation” is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure; and (ii) “financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC. ISS has provided guidance indicating that to receive credit on the Equity Plan Scorecard (“EPSC”), a company’s compensation recoupment policy should authorize recoupment upon a financial statement restatement and cover all or most equity-based compensation for all named executive officers. This includes both time- and performance-based equity awards. ISS noted that a policy which complies with the minimum requirements of Rule 10D-1 will not receive points on the EPSC “because the final rules generally exempt time-vesting equity from compensation that must be covered by the policy.”

[4]	Under Rule 10D-1(b)(1)(i) and Rule 5608(b)(1)(i), the compensation recoupment policy must apply to all incentive-based compensation received by a person: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for the incentive-based compensation; (iii) while the company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the company is required to prepare an accounting restatement, including any applicable transition period that results from a change in fiscal year within or immediately following those three completed fiscal years. The compensation recoupment policy must apply to current and former executive officers.

[5]	Under Rule 10D-1(b)(ii) and Rule 5608(b)(1)(ii), the date that a company is required to prepare an accounting restatement is the earlier to occur of: (i) the date the company’s board of directors, a committee of the board of directors, or officer or officers of the company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the company is required to prepare an accounting restatement; or (ii) the date a court, regulator or other legally authorized body directs the company to prepare an accounting restatement.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive- Based Compensation and provide such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.6

In no event will the Company indemnify any Covered Person for any amounts that are recovered under this Policy.7 This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.8

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person. If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

[6]	Recovery of erroneously awarded compensation under the compensation recoupment policy is required unless the Company’s board of directors determines that one of the applicable impracticability exceptions specified in Rule 10D-1(b)(1)(iv)(A)-(C) and Rule 5608(b)(1)(iv)(A)-(C) apply. The applicable impracticability exceptions are included as clauses (i) and (ii) in this paragraph of the Recoupment Policy. NOTE: For foreign private issuers such as TNL Mediagene there is an additional impracticability exception that applies when recovery would violate home country law where that law was adopted prior to November 28, 2022, subject to certain conditions.

[7]	This provision incorporates the prohibition on indemnification specified in Rule 10D-1(b)(1)(v) and Rule 506(b)(1)(v).

[8]	In the adopting release for Rule 10D-1, the SEC noted that Rule 10D-1 “is not intended to alter or otherwise affect the interpretation of other recovery provisions, such as Sarbanes-Oxley Act Section 304, or the determination by the Commission or the courts of when reimbursement is required under Section 304.” Further, the SEC indicated that, to the extent that the application of Rule 10D-1 would provide for recovery of incentive-based compensation that the company recovers pursuant to Section 304 or other recovery obligations, “it would be appropriate for the amount the executive officer has already reimbursed the issuer to be credited to the required recovery under the issuer’s Rule 10D-1 recovery policy. We note, however, that recovery under Rule 10D-1 would not preclude recovery under Sarbanes-Oxley Act Section 304, to the extent any applicable amounts have not been reimbursed to the issuer.”

The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Each Covered Person shall sign and return to the Company, within 30 calendar days following the later of (i) the Effective Date of this Policy first set forth above or (ii) the date the individual becomes a Covered Person, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy.

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Rule 5608 of the Nasdaq listing rules and any related rules or regulations adopted by the Securities and Exchange Commission or Nasdaq (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive- based compensation to the fullest extent required by the Applicable Rules.

EXHIBIT A

TNL MEDIAGENE

COMPENSATION RECOUPMENT POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the TNL Mediagene (the “Company”) Compensation Recoupment Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED PERSON

Signature

Print Name

Date

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